EX-99.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Delaware Group® Limited-Term Government Funds of our report dated February 23, 2023, relating to the financial statements and financial highlights, which appears in Delaware Limited-Term Diversified Income Fund’s Annual Report on Form N-CSR for the year ended December 31, 2022. We also consent to the references to us under the headings “Independent Registered Public Accountants” and “Financial Highlights” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 17, 2024